Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-186744) of Caterpillar Inc. of our report dated June 27, 2014 relating to the financial statements of the Caterpillar Global Mining Legacy Hourly Employees' Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 27, 2014